EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG Acquires Forte Payment Systems

Acquisition Advances Cloud-Based Digital Payments Capabilities

GREENWOOD VILLAGE, Colo. (Oct. 2, 2018) — CSG (NASDAQ: CSGS), the trusted partner to simplify the complexity of business transformation in the digital age, announced today that it has closed the acquisition of Forte Payment Systems, Inc.

“The Forte acquisition uniquely positions CSG to help our clients create a convenient and differentiated customer experience, resulting in increased loyalty and share of wallet,” said Bret Griess, president and chief executive officer of CSG.  “In addition, this acquisition further advances our ever-expanding portfolio of public cloud offerings, grows our footprint in new verticals and strengthens our domain expertise in the increasingly complex payments world.”

CSG will provide more details regarding the anticipated impact of the acquisition to its financials on its third quarter earnings call.

About CSG

CSG simplifies the complexity of business transformation in the digital age for the most respected communications, media and entertainment service providers worldwide. With over 35 years of experience, CSG delivers revenue management, customer experience and digital monetization solutions for every stage of the customer lifecycle. The company is the trusted partner driving digital transformation for leading global brands, including Arrow Electronics, AT&T, Bharti Airtel, Charter Communications, Comcast, DISH, Eastlink, iflix, MTN, TalkTalk, Telefonica, Telstra and Verizon.

At CSG, we have one vision: flexible, seamless, limitless communications, information and content services for everyone. For more information, visit our website at csgi.com and follow us on LinkedIn, Twitter and Facebook.

Contacts:

Crystal MacDougall

Public Relations

CSG

+1 (303) 200-2993

Crystal.macdougall@csgi.com

Liz Bauer

Investor Relations

CSG

+1 (303) 804-4065

Liz.bauer@csgi.com